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Exhibit 99.3

CONSENT OF
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Board of Directors
Cinergy Corp.
139 East Fourth Street
Cincinnati, OH 45202

        We hereby consent to the use of our opinion letter dated May 8, 2005 to the Board of Directors of Cinergy Corp. ("Cinergy") included as Annex D of the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement of Duke Energy Holding Corp. ("Duke Energy Holding") on Form S-4 relating to the proposed merger of Cinergy with a subsidiary of Duke Energy Holding, and to the references to such opinion in such joint proxy statement/prospectus under the caption "THE MERGERS—Opinion of Cinergy's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
	Name:	Kevin Brunner
	Title:	Vice President

New York, NY
August 22, 2005

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  Exhibit 99.3